Exhibit 10.18

Tyco International Ltd.

Director Compensation

FY09 DSU Award Agreement

Effective Date: September 29, 2008

Tyco International Ltd.

FY09 DSU Award Agreement

Recipient Information

Name:

Address:

FY09 DSU Award Description

In recognition of your service as a member of the Board of Directors of Tyco International Ltd. (the “Company”), on September 29, 2008, you have been awarded 3,521 deferred stock units (the “Units”) under the terms of the Tyco International Ltd. 2004 Stock and Incentive Plan (the “Plan”), a copy of which is enclosed herewith.  The effective date of the grant is September 29, 2008, and the number of Units you were granted represents the value of $120,000 divided by the closing stock price on the date of grant.  Based on Tyco’s closing stock price per share of $34.09, the grant date value of your FY09 DSU award was $120,031.

Vesting

All Units are immediately vested on the date of grant.  All dividend equivalents are immediately vested on the date the dividend equivalents are credited to your account.

Dividend Treatment

If on any date the Company pays a cash dividend on common shares of the Company (the “Shares”), you will receive dividend equivalents on your Units credited in the form of additional Units.  Tyco will calculate the number of Units credited to you using the formula provided in Appendix A.

Settlement of your DSU Award

Upon the first to occur of (i) 30 days following termination of your service as a member of the Board of Directors of the Company (except in the event of Cause), or (ii) a Change in Control, the Company shall issue to you a number of Shares equal to the aggregate number of Units credited to you on such date in full satisfaction of such Units; provided, however, that in the event that the Company is involved in a transaction in which the Shares will be exchanged for cash, the Company shall issue to you immediately prior to the consummation of such transaction a number of Shares equal to the aggregate number of vested Units credited to you on such date.  Immediately after such issuance of Shares, all Units standing to your credit shall terminate immediately and be of no further force or effect.  Any fractional Unit shall be rounded up to the next whole Share as no fractional Shares shall be issued.

Consequences of Termination for “Cause”

Termination for “Cause” occurs when an individual ceases to be a Director by reason of his or her removal by the Board for misconduct, actions considered willfully or wantonly harmful to the Company.  In such event, all Units will be immediately forfeited.

Tyco International Ltd.

FY09 DSU Award Agreement

Authority

The terms and conditions of the Plan are incorporated herein by reference and all capitalized terms in this Award Agreement shall have the meanings granted to such terms in the Plan, unless a different definition for a term is provided in this Award Agreement, in which case the definition provided in this Award Agreement shall control.  Any conflict between the terms and conditions of this Award Agreement and the Plan shall be governed by the terms and conditions of such Plan, including any Plan provision that may be subsequently adopted to comply with Section 409A of the U.S. Internal Revenue Code.

Tax Implications of Your DSU Award

Since this is a deferred stock unit award, generally, under current U.S. tax rules, federal income tax (including self-employment tax for non-employee directors) will be due when the Shares are distributed.  If you are subject to taxes in a jurisdiction other than the U.S., please contact your tax advisor on the tax reporting requirements.

Assignability

You cannot sell, assign, exchange, pledge or otherwise transfer the Units.  If you remain an affiliate of the Company after the Shares are issued, or were an affiliate of the Company within the three month period prior to sale of the Shares, there may be various restrictions on the disposition of the Shares.  If this is the case, the Company should be notified if you desire to dispose of the Shares in order to determine whether the disposition may be made without violating applicable law.

Award Acknowledgement – Action Required

Please acknowledge your acceptance of the FY09 DSU award by returning a signed copy of the FY09 DSU Acceptance Form in the enclosed Federal Express envelope.

For Additional Information

If you have any questions about the Plan, please call either Bill Gentry (609-720-4337) or Tricia Hiller (609-806-2190) in our Executive Compensation group.

Tyco International Ltd.

FY09 DSU Award Agreement

Appendix A

Crediting of Dividends

If on any date the Company pays a cash dividend on common shares of the Company (the “Shares”), you will receive dividend equivalents on your Units credited in the form of additional Units.  The number of Units credited to you shall be determined by the following formula:

(# of Units in your account[1] x Cash Dividend Amount)
Fair Market Value per Share on Dividend Payment Date[2]

Note 1 = Aggregate number of Units credited to you as of the dividend record date.

Note 2 = Fair Market Value is the closing sales price on the dividend payment date.

In the case of a dividend paid on Shares in the form of Shares, the number of additional Units credited to you shall equal to the product of (i) the aggregate number of Units that have been credited to you through the related dividend record date, and (ii) the number of Shares (including any fraction thereof) payable as a dividend on a Share.  The number and terms of the Units shall be adjusted in accordance with the provisions of the Plan.

In the case of a dividend payable in property other than Shares or cash, the per Share value of such dividend shall be the same as applied to all other shareholders of the Company as is determined in good faith by the Board.

Tyco International Ltd.

FY09 DSU Award Agreement

Tyco Board of Directors

FY09 Deferred Stock Unit Award

(Please sign below and return a copy of the FY09 Award Agreement in the enclosed envelope)

I hereby accept the deferred stock unit award described in this Award Agreement.  I agree to be bound by the provisions of the Tyco International Ltd. 2004 Stock and Incentive Plan and the Award Agreement.  I have been advised that if I am an affiliate of the Company, resales of any Shares received by me will be subject to the Securities Act of 1933, as amended (the “Act”) and I agree that I will comply with restrictions on resales by affiliates as provided by the Act.  In addition, by signing and returning a copy of this agreement, I acknowledge receipt of the documents constituting the Plan.

Signature:	Date:

Name: